EXHIBIT 21



                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                                  SUBSIDIARIES


Name of Subsidiary                       State of Incorporation     Trade Name, if any
------------------                       ----------------------     ------------------
WCH, Inc.                                Minnesota                  We Care Hair
We Care Hair Realty, Inc.                Delaware                   none
Hair Performers International, Inc.      Minnesota                  The Hair Performers
CLS International, Inc.                  Minnesota                  City Looks Salons International
The Barbers Export, Inc.                 Minnesota                  The Barbers
CL Moscow Partners, LLP*                 Minnesota*                 none


*The Barbers, Hairstyling for Men & Women, Inc. owns 70% of this Limited Liability Partnership.